EXHIBIT 77.O

77.O	TRANSACTIONS EFFECTED PURSUANT TO RULE 10F-3

Columbia Growth Fund, Inc.:

Qualifying transactions are listed below. On a quarterly basis, the Registrant's Board of Directors receives a Form 10F-3 containing information that enables them to determine that all purchases made during the quarter were effected in compliance with the Registrant's 10F-3 procedures.


1)	Issuer:
Sycamore Networks, Inc.
	Date of Purchase:       3/14/2000
	Underwriter from whom Purchased:
                              First Boston (Credit
Suisse)
	Affiliated Underwriters:
		Robertson Stephens
	Other Members of Syndicate:
	                        Morgan (JP) & Co.
	                        Lehman Brothers
                              Dain Rquscher Wessels
                              Morgan Stanley Dean Witter
                              Thomas Weisel Partners LLC
	Aggregate dollar amount of purchase:
					$56,343,750
	Aggregate dollar amount of offering:
					$253,750,000
	Purchase price (net of fees and expenses):
	$146.83 per share
	Date offering commenced:
					3/14/2000
	Commission:			$3.42


2)	Issuer:                 Corvis Corp
	Date of Purchase:       7/27/2000
	Underwriter from whom Purchased:
First Boston (Credit Suisse)
	Affiliated Underwriters:
		Robertson Stephens
	Other Members of Syndicate:
	                        Morgan (JP) & Co.
	                        BancAmerica Securities LLC
                              Chase Securities
                              Hambrecht & Quist
                              CIBC World Markets
	Aggregate dollar amount of purchase:
					$720,000
	Aggregate dollar amount of offering:
					$990,000,000
	Purchase price (net of fees and expenses):
	$34.48 per share
	Date offering commenced:
					7/27/2000
	Commission:			$1.52